Exhibit 11.1

                              CYANOTECH CORPORATION

                        COMPUTATION OF EARNINGS PER SHARE

                          Fiscal years ended March 31,







                                           1997          1996            1995
                                        -----------   -----------    -----------
Net Income                              $ 4,159,000   $ 2,509,000    $   769,000
Less: requirement
for preferred stock dividends                --            --             60,600
                                        -----------   -----------    -----------
Net income available to common          $ 4,159,000   $ 2,509,000    $   708,400
stockholders                            -----------   -----------    -----------
                                        -----------   -----------    -----------

Earnings per Share: (1)
-----------------------
Weighted Average Common Shares
Outstanding                              12,583,000     9,833,000      8,894,000

Weighted Average Common Equivalent
Shares Outstanding                        4,015,000     4,715,000      4,695,000
                                        -----------   -----------    -----------
Weighted Average Common and Common
Equivalent Shares Outstanding            16,598,000    14,548,000     13,589,000
                                        -----------    -----------   -----------
                                        -----------    -----------   -----------
Net Income per Common and Common             $ 0.25        $ 0.17         $ 0.05
Equivalent Shares                       -----------    -----------   -----------
                                        -----------    -----------   -----------

(1) There was no difference between the computation of earnings per share on a primary versus fully-diluted basis; accordingly, dual presentation is not required.